Exhibit 5.1

June 8, 2007

Data Domain, Inc.

2300 Central Expressway

Santa Clara, CA 95050

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 (File No. 333-141716) originally filed by Data Domain, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on March 30, 2007, as thereafter amended or supplemented (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of up to 8,498,500 shares of the Company’s Common Stock (the “Shares”). The Shares, which include an over-allotment option granted by the Company to the Underwriters to purchase up to 1,108,500 shares of the Company’s Common Stock, are to be sold to the Underwriters by the Company and the selling stockholder as described in the Registration Statement. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

It is our opinion that, upon completion of the proceedings being taken or contemplated to be taken prior to the sale of the Shares, the Shares being sold by the Company and the selling stockholder, when issued and sold in the manner described in the Registration Statement and, with respect to the Shares being sold by the Company, in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to said Registration Statement, and further consent to the use of our name wherever appearing in said Registration Statement, including the prospectus constituting a part thereof, and in any amendment or supplement thereto.

Very truly yours,

/s/	Gunderson Dettmer Stough
Villeneuve Franklin & Hachigian, LLP

Gunderson Dettmer Stough

Villeneuve Franklin & Hachigian, LLP